AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger (the “Agreement”), dated February 17, 2007, by and among Altra Holdings, Inc., a Delaware corporation (“Parent”), Forest Acquisition Corporation, a Delaware corporation (“Purchaser”), and TB Wood’s Corporation, a Delaware corporation (the “Company”), is entered into as of March 11, 2007, by and among the parties to the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.
W I T N E S S E T H:
     WHEREAS, Parent, Purchaser and the Company desire to amend the Agreement in accordance with the provisions of Section 8.11 thereof in the manner set forth herein.
     NOW THEREFORE, in consideration of the premises contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.	Amendment and Restatement of Section 1.11. Section 1.11 of the Agreement is hereby amended and restated in its entirety to read as follows:
“1.11. Option to Acquire Additional Shares. The Company hereby grants to Purchaser an option (the “Purchaser Option”) to purchase up to that number of newly issued Shares (the “Purchaser Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent and its Subsidiaries immediately following consummation of the Offer, shall constitute one Share more than ninety percent (90%) of the Shares then outstanding (after giving effect to the issuance of the Purchaser Option Shares) for a cash purchase price per Purchaser Option Share equal to the Offer Price; provided, that (i) the number of Purchaser Option Shares shall not exceed that number which is equal to nineteen and nine-tenths percent (19.9%) of the Shares outstanding on the date of this Agreement and (ii) the Purchaser Option may not be exercised unless, following the time of acceptance by Purchaser of Shares tendered in the Offer or after a subsequent offer period, more than eighty percent (80%) of the then outstanding Shares have been validly tendered and not withdrawn pursuant to the Offer. The obligation of the Company to deliver the Purchaser Option Shares upon the exercise of the Purchaser Option is subject to the condition that no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Purchaser Option or the delivery of the Purchaser Option Shares in respect of such exercise. The Purchaser Option may be exercised by Purchaser at any time during the five (5) Business Days after the time of acceptance of Shares tendered in the Offer or after a subsequent offer period at which the criteria for exercise of the Purchaser Option are satisfied. If Purchaser wishes to exercise the Purchaser Option, Purchaser shall give the Company written notice within such five (5) Business Day period specifying the number of Shares that Purchaser wishes to purchase pursuant to the Purchaser Option and a place and a time (which shall be at least one (1), but not more than five (5), Business Days after the date of delivery of such written notice) for the closing of such purchase. At such closing, (i) the purchase price in respect of such exercise of the Purchaser Option (which shall equal the product of (A) the number of Purchaser Option Shares and (B) the Offer Price) shall be paid to the Company in immediately available funds by wire transfer to an account designated by the Company, and (ii) the Company shall deliver to Purchaser a certificate or certificates representing the number of Shares so purchased. The Company agrees that it shall reserve (and maintain free from preemptive rights) sufficient authorized but unissued Shares (none of which shall be treasury shares) so that the Purchaser Option may be exercised without additional authorization of Shares (after giving effect to all other Company Stock Options, Company Warrants, convertible securities and other rights to purchase Shares).
     2. Effect of Amendment. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect as the same was in effect immediately prior to the effectiveness of this Amendment. All references in the Agreement to “this Agreement,” “hereof” or any similar term shall be deemed to refer to the Agreement, as amended by this Amendment.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ALTRA HOLDINGS, INC.
By:	/s/ Michael L. Hurt
	Name:	Michael L. Hurt
	Title:	Chairman and Chief Executive Officer

FOREST ACQUISITION CORPORATION
By:	/s/ Michael L. Hurt
	Name:	Michael L. Hurt
	Title:	President and Chief Executive Officer

TB WOOD’S CORPORATION
By:	/s/ William T. Fejes, Jr.
	Name:	William T. Fejes, Jr.
	Title:	Chief Executive Officer

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